Exhibit m.2.f

VIRTUS EQUITY TRUST

(the “Fund”)

AMENDMENT NO. 6 TO

CLASS C SHARES

AMENDED AND RESTATED DISTRIBUTION PLAN PURSUANT TO RULE 12b-1

under the

INVESTMENT COMPANY ACT OF 1940

THIS AMENDMENT made effective as of the 16th day of November, 2020 amends that certain Class C Shares Amended and Restated Distribution Plan Pursuant to Rule 12b-1 under the Investment Company Act of 1940, dated March 1, 2007, as amended as of March 10, 2008, June 22, 2009, March 6, 2018, November 14, 2018 and June 12, 2019, by and for the Fund (the “Plan”) as herein below provided.

W I T N E S S E T H :

WHEREAS, the Fund wishes to amend Appendix A of the Plan to reflect the addition of a new series of the Fund which has been approved as a party to the Plan and to otherwise update the appendix.

NOW, THEREFORE, in consideration of the foregoing premises, the Fund hereby agrees that the Plan is amended as follows:

1.       Appendix A to the Plan is hereby replaced with Appendix A attached hereto and made a part hereof.

2.       Except as herein provided, the Plan shall be and remain unmodified and in full force and effect.

APPENDIX A

Virtus KAR Capital Growth Fund
Virtus KAR Equity Income Fund
Virtus KAR Global Quality Dividend Fund
Virtus KAR Mid-Cap Core Fund
Virtus KAR Mid-Cap Growth Fund
Virtus KAR Small-Cap Core Fund
Virtus KAR Small-Cap Growth Fund
Virtus KAR Small-Cap Value Fund
Virtus KAR Small-Mid Cap Core Fund
Virtus SGA Emerging Markets Growth Fund
Virtus SGA Global Growth Fund
Virtus SGA New Leaders Growth Fund
Virtus Tactical Allocation Fund